Exhibit 10.3

HSN, INC.

EMPLOYEE STOCK PURCHASE PLAN

The following constitute the provisions of the HSN, Inc. Employee Stock Purchase Plan (the “Plan”), as adopted by HSN, Inc. (“HSNi”) and its Designated Subsidiaries described in Section 2 of this Plan (collectively, with HSNi, the “Company”).

1. Introduction.

(a) Purpose. The purpose of the Plan is to enable the Company to obtain and retain the services of employees. In addition, the Plan provides a convenient, meaningful opportunity for eligible Employees to purchase Common Stock of HSNi, thereby increasing participating Employees’ personal interest in the Company’s success.

(b) Portion of Plan to Comply with Code Section 423. The Company intends to have a portion of the Plan qualify as an “employee stock purchase plan” within the meaning of Code section 423; and intends that such portion of the Plan be treated as a separate plan. Such portion of the Plan shall, accordingly, be construed so as to extend and limit participation in a manner that is consistent with Code section 423.

(c) Portions of Plan Not Complying with Code Section 423. Section 20 of this Plan, and any additional provisions adopted by the Committee pursuant thereto, are intended by HSNi to allow creation of separate portions of the Plan providing for the offering of Common Stock other than through the portion of the Plan governed by Code section 423, for purchase by individuals who are either (i) generally not subject to income taxation by the United States, or (ii) employed by non-corporate Subsidiaries that are not eligible to be Designated Subsidiaries because they are described in clause (ii) of the definition of Subsidiary below.

2. Definitions.

(a) “Account” means an account established pursuant to Section 6(b) and maintained on the books and records of the Company to record the amount of all remaining Contributions accumulated with respect to a Participant as a result of deductions made from such Participant’s paychecks for the purpose of purchasing Shares under the Plan.

(b) “Applicable Laws” shall mean all applicable laws, rules, regulations and requirements, including, but not limited to, corporate and securities laws of any of the United States, United States federal securities laws, the Code, the rules of any stock exchange or quotation system on which Shares are listed or quoted; and the applicable laws, rules, regulations and requirements of any other country or jurisdiction where Options are granted under the Plan or where Employees reside or provide services, as such laws, rules, regulations and requirements shall be in effect from time to time.

(c) “Board” means the Board of Directors of HSNi.

(d) “Business Day” means any day (other than a Saturday or Sunday) on which the Nasdaq Global Select Market is permitted to be open for trading.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time.

(f) “Commencement Date” means the first calendar day of each Contribution Period of the Plan.

(g) “Committee” means the Compensation and Human Resources Committee of the Board, or any successor committee of the Board with similar responsibilities; provided, however, that the Board shall have the power to take any action that may be taken by the Committee under this Plan, except to the extent such action would not comply with any Applicable Laws.

(h) “Common Stock” means the common stock, par value $0.01 per share, of HSNi.

(i) “Company” means collectively, HSNi and the Designated Subsidiaries (but only while a Designated Subsidiary is so designated).

(j) “Compensation” means total cash compensation received by a Participant from the Company. Compensation shall be limited to amounts received by a Participant during the period he or she is participating in the Plan and includes salary, wages, overtime premiums, bonuses and other incentive payments, amounts contributed by the Participant to any benefit plan maintained by the Company (including any Code section 125 plan, Code section 401(k) plan or any other deferred compensation plan), overtime pay, commissions, draws against commissions, shift differentials, sick pay, vacation pay, holiday pay, and shutdown pay, except to the extent that the exclusion of any such item (or a subset of any such items) is specifically directed by the Plan Administrator for all Participants in a manner that does not violate Code section 423. “Compensation” does not include any remuneration paid in a form other than cash, fringe benefits (including car allowances, tuition assistance and relocation payments), employee discounts, expense reimbursement or allowances, long-term disability payments, workers’ compensation payments, welfare benefits, and any contributions that the Company or any other Subsidiary makes to any benefit plan (including any 401(k) plan or any other welfare or retirement plan), nor income realized as a result of participation in any stock option, restricted stock, stock purchase or similar plans of the Company or any other Subsidiary.

(k) “Continuous Status as an Employee” means, with respect to an Employee, a period of employment by the Company without any interruption or termination of his or her service as an Employee of the Company. Continuous Status as an Employee shall not be considered interrupted in the case of (i) medical leave; (ii) leave allowed under the Family and Medical Leave Act; (iii) personal leave; (iv) military leave; (v) jury duty; (vi) any other leave of absence approved by the Plan Administrator; provided, however, that such leave does not exceed the respective time period designated by Company policy, unless re-employment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to Company policy adopted from time to time; or (vii) transfers between locations of the Company, between HSNi and any of the Designated Subsidiaries, or between any of the Designated Subsidiaries. See the definition of “Employee” for the effect of any Designated Subsidiary ceasing to be a Designated Subsidiary.

(l) “Contribution Period” means any period of six consecutive months specified in Section 4(a), which shall be subject to change pursuant to Section 4(b); provided, however, that no Contribution Period shall exceed 27 months.

(m) “Contributions” means all amounts credited to the Account of a Participant pursuant to the Plan.

(n) “Designated Subsidiaries” means all Subsidiaries that are either corporations described in clause (i) of the definition of Subsidiary below, or are treated as corporations under the Code as described in clause (iii) of that definition; and in either case have been designated by the Committee from time to time in its sole discretion as employers that are eligible to participate in the portion of the Plan that is subject to Code section 423. This definition of Designated Subsidiaries shall be interpreted consistently with Code section 424(f).

(o) “Employee” means any individual who is a common-law employee of the Company for purposes of tax withholding under Code section 3401(c), including an officer or director who is also such an employee, but excluding any individual whose customary employment is (i) less than 20 hours per week or (ii) for not more than 5 months in any calendar year. If the Committee determines that any Designated Subsidiary shall no longer be a Designated Subsidiary, or a Designated

Subsidiary ceases to be a Designated Subsidiary because it is no longer a Subsidiary, the employees of such Designated Subsidiary shall automatically cease to be Employees or Participants as of the effective date of such event.

(p) “ESPP Broker” means the licensed broker-dealer or other financial services firm designated from time to time by the Plan Administrator in accordance with Section 9(a) to assist in administering this Plan.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Fair Market Value” means, with respect to the Common Stock on a given date, the last reported sale price for the Common Stock for such date, or if such date is not a Business Day, the last reported sale price for the Common Stock for the last Business Day preceding such date, as quoted on the Nasdaq Global Select Market; provided, however, that if the Common Stock ceases to be listed for trading on the Nasdaq Global Select Market or another exchange, “Fair Market Value” of the Common Stock for a given date shall mean the value determined in good faith by the Committee.

(s) “Financial Hardship” means an immediate and heavy financial need of the Participant (including the Participant’s spouse or other dependents) as determined by the Plan Administrator, in its sole and absolute discretion, which may include, but are not limited to, the following: (i) certain medical expenses; (ii) costs relating to the purchase of a principal residence; (iii) tuition and related educational fees and expenses; (iv) payments necessary to prevent eviction from, or foreclosure on, a principal residence; (v) burial or funeral expenses; and (vi) certain expenses for the repair of damage to the Participant’s principal residence. A financial need may be immediate and heavy even if it was reasonably foreseeable or voluntarily incurred by the Participant.

(t) “HSNi” means HSN, Inc., a Delaware corporation.

(u) “New Purchase Date” shall have the meaning set forth in Section 13.

(v) “Option” shall mean a right granted to a Participant under Section 7, as of the Commencement Date of a Contribution Period, to purchase Shares as of the Purchase Date in that Contribution Period.

(w) “Participant” means any Employee who is eligible and has elected to participate in the Plan accordance with Sections 3 and 5, and who has not withdrawn from the Plan or whose participation in the Plan is not otherwise terminated.

(x) “Plan” means this HSN, Inc. Employee Stock Purchase Plan, as it may be amended from time to time.

(y) “Plan Administrator” means the Committee, or if and to the extent the Committee designates one or more employees of the Company to administer the Plan in accordance with Section 14, such employee(s) shall be the Plan Administrator; provided, however, that, notwithstanding any such delegation, the Committee shall have the power to take any action that may be taken by the Plan Administrator under this Plan, except to the extent such action would not comply with any Applicable Laws.

(z) “Purchase Date” means the last calendar day of each Contribution Period of the Plan.

(aa) “Purchase Price” means, with respect to a Contribution Period, an amount equal to 85% (or such other percentage as the Committee may establish from time to time before any Commencement Date, though in no case may such percentage be less than 85%) of the Fair Market Value of a Share on the Commencement Date or on the Purchase Date, whichever is lower, subject to such additional limitations which may be set by the Committee from time to time.

(bb) “Reserves” means the sum of (i) the number of Shares covered by Options granted under the Plan that have not yet been exercised and (ii) the number of Shares that have been authorized for issuance under the Plan but have not yet been placed under an Option.

(cc) “Share” means a share of Common Stock, as adjusted in accordance with Section 12.

(dd) “Subsidiary” means any of the following entities:

(i)	a corporation, domestic or foreign, of which not less than 50% of the total combined voting power of all classes of stock is held by HSNi or any such corporate subsidiary of HSNi, whether or not such corporation now exists or is hereafter organized or acquired by HSNi or another such subsidiary of HSNi;

(ii)	an unincorporated business entity, domestic or foreign, such as a limited liability company or partnership, in which HSNi or another Subsidiary holds directly or indirectly not less than 50% of the total combined voting power with respect to all classes of equity ownership of such entity; or

(iii)	an unincorporated business entity described in the preceding clause (ii) that either (A) has duly elected under applicable Treasury Regulations to be an association treated as a corporation for United States federal income tax purposes, and such election continues in effect; or (B) is disregarded as a separate entity for United States federal income tax purposes, has not made an election described in the preceding clause (A) and, pursuant to applicable Treasury Regulations, its assets are considered to be owned by HSNi or another Subsidiary that is a corporation or is treated as one under the preceding clause (A); whether or not such unincorporated business entity now exists or is hereafter organized or acquired by HSNi or another Subsidiary of HSNi.

3. Eligibility.

(a) Eligible Employees. Any individual who is an Employee, immediately after he or she has completed 90 calendar days of Continuous Status as an Employee, shall become eligible to participate in the Plan on the first day of the month coincident with or next following completion of such period of service, subject to the requirements of the following paragraph (b), Sections 5(a) and 11, and the limitations imposed by Code section 423(b). Except as otherwise provided in the following paragraph (b), each Employee who is eligible to participate in this Plan shall have the same rights and privileges under the Plan.

(b) Limitations on Option Grants to Eligible Employees. Notwithstanding any contrary provisions of the Plan, no Employee shall be granted an Option under the Plan (except for Options granted under any portion of the Plan not intended to be subject to the requirements of Code section 423):

(i)	if, immediately after the grant, such Employee (together with any other person whose HSNi stock would be attributed to such Employee pursuant to section 424(d) of the Code) would own capital stock of HSNi or of any Subsidiary that is a corporation (or is treated as one under the Code) and/or hold outstanding options to purchase stock possessing in the aggregate 5% or more of the total combined voting power or value of all classes of issued and outstanding stock of HSNi or of any such Subsidiary; or

(ii)	if such Option would permit his or her rights to purchase stock under all employee stock purchase plans (described in section 423 of the Code) of HSNi or of any Subsidiary that is a corporation (or is treated as one under the Code) to accrue at a rate that exceeds $25,000 of the Fair Market Value of such stock (determined at the time such Option is granted), or that exceeds 5,000 Shares, for each calendar year in which such Option is outstanding at any time. The annual 5,000 share limitation in the preceding sentence shall be further measured as of each Contribution Period that may be then in effect for the Plan (for example, the limit would be 2,500 shares per Contribution Period in the case of two six month Contribution Periods in a calendar year).

Without limiting the Committee’s authority under Section 19, it shall have the power to amend the Plan by changing the conditions for eligibility to participate in the Plan with respect to future grants of Options, without shareholder approval, if such change is announced at least 20 Business Days before the next Commencement Date on which Options are to be granted, and only if such eligibility conditions comply with the requirements of Code section 423(b)(4).

4. Contribution Periods.

(a) Initial Contribution Periods. Subject to the following paragraph (b), the Plan shall be implemented by a series of consecutive Contribution Periods commencing on January 1 and July 1 each year and ending on the following June 30 and December 31, respectively. The first Contribution Period under this Plan shall commence on July 1, 2010, and shall end on December 31, 2010. The Plan shall continue until terminated in accordance with Section 13 or Section 19.

(b) Changes. The Committee shall have the power to change the duration and/or frequency of Contribution Periods with respect to future purchases of Shares, without shareholder approval, if such change is announced to all Employees who are eligible under Section 3 at least five Business Days before the Commencement Date of the first Contribution Period to be affected by the change; provided, however, that no Contribution Period shall exceed 27 months.

5. Participation.

(a) Enrollment Process. An eligible Employee may become a Participant by following the established enrollment procedure as directed by the Plan Administrator, or any other entity designated by the Plan Administrator, before the Commencement Date of the applicable Contribution Period, unless an earlier or later time for completing the enrollment procedure is set by the Plan Administrator for all eligible Employees with respect to a given Contribution Period. Each eligible Employee who elects to participate for a Contribution Period shall determine the percentage of his or her future Compensation, subject to the limits in Sections 3(b)(ii) and 6(a), to be deducted from his or her paychecks after the Commencement Date for that Contribution Period and allocated to his or her Account as Contributions pursuant to the Plan.

(b) Payroll Contributions. Any such payroll deductions for a Contribution Period shall commence from the first payroll following its Commencement Date and shall end on the last payroll paid on or before the Purchase Date of the Contribution Period, unless sooner terminated as provided in Section 10. A Participant who has elected to participate during a Contribution Period shall automatically participate in future Contribution Periods at the same rate of Contributions until the Participant’s rate of Contributions is changed pursuant to Section 6, or the Participant withdraws from the Plan or ceases to be an Employee as provided in Section 10.

6. Method of Payment of Contributions.

(a) Contribution Amounts. Subject to the limitations of Sections 3(b) and 11, a Participant shall elect to have Contributions made as payroll deductions on each payday during the Contribution Period in any percentage of his or her

Compensation that is not less than 1% and not more than 15% (or such other maximum percentage as the Committee may establish from time to time before any Commencement Date) of such Participant’s Compensation on each payday during the Contribution Period. Contribution amounts shall be withheld in whole percentages only.

(b) Accounts. Accounts will be maintained for each Participant in the Plan. All payroll deductions made by a Participant as Contributions shall be credited to his or her Account. A Participant may not make any additional payments into his or her Account. A Participant’s Account balance shall remain the property of the Participant at all times, subject to the limitations of Sections 16 and 17, but the funds deducted from his or her paychecks may be commingled with the general funds of the Company, except to the extent such commingling may be prohibited by any Applicable Laws. No interest shall accrue on the Contributions or the Account balance of a Participant in the Plan, unless otherwise determined necessary by the Plan Administrator for the Accounts of Participants in the portion of the Plan that is not intended to qualify under Code section 423.

(c) Contribution Changes by a Participant. A Participant may discontinue his or her participation in the Plan as provided in Section 10.

(i)	Unless otherwise provided by the Plan Administrator, a Participant may decrease the rate of his or her Contributions once during a Contribution Period by following the established administrative procedures as directed by the Plan Administrator to authorize a decrease in the payroll deduction rate. The decrease in rate shall be effective as soon as administratively feasible following the date the rate change election is received by the Company or any other entity designated by the Plan Administrator. However, any decrease in a Participant’s rate of Contributions for a Contribution Period must be made at least 20 Business Days before the end of the Contribution Period, or it will not be effective until the next following Contribution Period.

(ii)	Unless otherwise provided by the Plan Administrator, a Participant may not increase the rate of his or her Contributions during a Contribution Period. A Participant may only increase the rate of his or her Contributions with respect to a future Contribution Period by following the established administrative procedures as directed by the Plan Administrator to authorize an increase in the payroll deduction rate of Contributions. Any such rate increase shall be effective as of the Commencement Date of the next Contribution Period following a reasonable period (set by the Plan Administrator) after the date of its receipt by the Company, or any other entity designated by the Plan Administrator.

(d) Contribution Changes by the Company. Notwithstanding the foregoing, to the extent necessary to comply with Section 3(b), Section 11 and Code section 423(b)(8), the Plan Administrator may in its sole discretion direct the Company to reduce a Participant’s payroll deductions for Contributions during any Contribution Period. If that occurs, any such Participant’s payroll deductions shall re-commence, at the Contributions rate provided in the Participant’s most recently submitted enrollment materials, at the beginning of the first Contribution Period that is scheduled to end in the next succeeding calendar year, unless any such limit continues to apply in that Contribution Period or the Participant terminates his or her payroll deductions as provided in Section 10.

7. Grant of Options. On the Commencement Date of each Contribution Period, each eligible Employee participating in such Contribution Period shall be granted the right and option to purchase (an “Option”), on the next Purchase Date, a number of Shares determined by dividing (a) such Employee’s Contributions accumulated before such Purchase Date and retained in the Participant’s Account as of the Purchase Date, by (b) the applicable Purchase Price, subject to the limitations set forth in Sections 3(b) and 11.

No Participant shall have any interest or voting right in Shares covered by any Option granted to him or her under this Plan until the Option has been exercised.

8. Exercise of Options. Unless a Participant withdraws from the Plan or ceases to be an eligible Employee as provided in Sections 3 and Section 10, his or her Option for a Contribution Period shall be exercised automatically on the Purchase Date of the Contribution Period; and the maximum number of Shares (which may include a fractional Share) subject to the Option will be purchased at the applicable Purchase Price with the accumulated Contributions remaining in his or her Account. The Shares purchased upon exercise of an Option hereunder shall be deemed to be transferred to the Participant on the Purchase Date. During a Participant’s lifetime, his or her Options shall be exercisable only by the Participant; and shall not be exercisable after his or her death.

9. Delivery of Shares, Holding Periods and Dividends.

(a) Delivery of Shares to ESPP Broker. As promptly as practicable after the Purchase Date of each Contribution Period, the number of Shares purchased by each Participant upon exercise of his or her Option shall be issued by HSNi and deposited into a brokerage account established in the Participant’s name with the ESPP Broker, for and on behalf of the Participant, in accordance with procedures established from time to time by the Plan Administrator. The terms of such ESPP Broker account shall be as provided herein and at the sole discretion of the Plan Administrator; and a Participant’s participation in the Plan is expressly conditioned on his or her acceptance of such terms.

(b) Conditions Preceding Issuance of Shares. Shares shall not be issued with respect to an Option unless the exercise of the Option and the issuance and delivery of such Shares pursuant thereto shall comply with all Applicable Laws, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, the rules and regulations promulgated thereunder, applicable state securities laws and the requirements of any stock exchange upon which the Shares may then be listed, and shall be further subject to the approval of counsel for HSNi with respect to such compliance. As a further condition to the exercise of an Option, HSNi may require the Participant exercising the Option to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel HSNi, such a representation is required by any of the Applicable Laws mentioned above.

(c) Disposition of Shares; Holding Period under Code Section 423. Any ESPP Broker account established to hold a Participant’s Shares shall be titled solely in the name of the Participant, unless the Participant is notified by the Plan Administrator that the account may be titled or re-titled jointly with another person, consistent with the policies of the ESPP Broker and Applicable Law. After satisfying any holding period that may be required by Section 9(d), the Participant may dispose of the Shares in his or her ESPP Broker account, whether by sale, exchange, gift or other transfer of title, in which case applicable transaction fees will be charged. However, in the absence of such disposition or a transfer upon the Participant’s death pursuant to Section 15, the Shares must remain in the Participant’s ESPP Broker account for a period of at least 18 months from the Purchase Date for those Shares, regardless of the Participant’s Continuous Status as an Employee. After such time, the Participant, at his or her option, may elect to (i) keep the Shares in the ESPP Broker account; (ii) request a DRS transfer (book entry registration without a certificate) or (iii) transfer, at the Participant’s expense, all or some of the Shares credited to the Participant’s ESPP Broker account to an account with another broker chosen by the Participant.

However, any Participant who is not subject to United States taxation may, at any time and without regard to the 18-month holding period specified in the preceding paragraph for any Shares, move any of his or her Shares from his or her ESPP Broker account to an account with another broker chosen by the Participant.

(d) Other Holding Periods. The Committee shall have the sole and absolute discretion to impose a minimum holding period on Shares purchased under this Plan, during which each Participant’s right to transfer or otherwise dispose of Shares will be restricted for a specified period of time. Any such holding period may be imposed or increased only for Shares purchased during Contribution Periods that begin after all eligible Employees have been given notice of the new or increased holding period, which notice shall be given at least five Business Days before the Commencement Date of the first Contribution Period in which Shares that will be subject to such new or increased holding period may be purchased. Commencing with the first Contribution Period beginning on July 1, 2010 and continuing until such time as the Committee shall determine otherwise, the Committee has instituted a six month holding period commencing on the Purchase Date and continuing for a period of six months thereafter. In the event of a Financial Hardship, a Participant may seek a waiver of such minimum holding period by making a written request to the Plan Administrator. Whether a Participant is granted a full or partial waiver under this provision shall be subject to the sole and absolute discretion of the Plan Administrator and would be based on the facts and circumstances of each situation.

(e) Dividends. Dividends paid in the form of cash, Shares or other non-cash consideration with respect to the Common Stock in a Participant’s ESPP Broker account established under this Section 9 shall be credited to such ESPP Broker account. However, if a Participant holding Shares in any ESPP Broker account is subject to United States withholding taxes on any dividends payable with respect to the Shares, all cash dividends payable on those Shares shall be paid by HSNi net of the applicable United States withholding taxes on such dividends, which taxes shall be withheld by HSNi and paid to the appropriate United States tax authorities. The Company or any other Subsidiary employing each Participant shall annually notify the Participant, as part of its periodic reporting obligations under Applicable Laws, of the amount of such withholding applicable to dividends on the Participant’s Shares in an ESPP Broker account, in order to enable the Participant to apply for any applicable tax credit in each country in which the Participant is subject to taxes on such dividends.

10. Withdrawal; End of Employee Status.

(a) Withdrawal. In the event of a Financial Hardship, a Participant may seek to withdraw from the Plan by making a written request to the Plan Administrator, or other entity designated by the Plan Administrator. Whether a withdrawal request is granted under this provision shall be subject to the sole and absolute discretion of the Plan Administrator and would be based on the facts and circumstances of each situation. However, any withdrawal request must be made at least 20 Business Days before the end of a Contribution Period, or such withdrawal request shall not be effective until the next following Contribution Period. If a withdrawal request is approved by the Plan Administrator during a Contribution Period, all of the Participant’s Contributions credited to his or her Account for that Contribution Period will be paid to him or her, his or her Option granted for that Contribution Period will be automatically terminated, and the Participant may not make any further Contributions for the purchase of Shares until he or she re-enrolls. Upon withdrawal from the Plan, a Participant may not re-enroll in the Plan until the next Contribution Period after the Contribution Period in which the withdrawal was effective. In order to re-enroll, a Participant must follow the procedures described in Section 5(a).

(b) End of Employee Status. Upon termination of the Participant’s Continuous Status as an Employee before the Purchase Date of a Contribution Period for any reason including his or her death or retirement, or if the Participant remains employed by a Subsidiary that ceases to be a Designated Subsidiary before that Purchase Date, the Contributions credited to his or her Account for that Contribution Period will be returned to him or her or, in the case of his or her death, to the person or persons entitled thereto under Section 15; and his or her Option for that Contribution Period will be automatically terminated. Whether the Participant’s Continuous Status as an Employee has been terminated shall be determined by the Plan Administrator in its sole discretion.

(c) Other Plans. A Participant’s withdrawal from the Plan shall not have any effect upon his or her eligibility to participate in any similar plan that may hereafter be adopted by the Company or any other Subsidiary.

11. Limit on Shares Available under this Plan.

(a) Maximum Number. Subject to adjustment as provided in Section 12, the maximum number of Shares that may be offered and issued under the Plan shall be 750,000 Shares. If any Option granted under the Plan shall for any reason terminate without having been exercised, at a time when such maximum number of Shares has not been reached, the Shares not purchased under such Option shall again become available for offering and issuance under the Plan.

(b) Application of Limit. If the Plan Administrator determines that, on a given Purchase Date, the number of Shares with respect to which Options are to be exercised will exceed (i) the number of Shares that were available for sale under the Plan on the Commencement Date of the applicable Contribution Period, or (ii) the number of Shares available for sale under the Plan on such Purchase Date, the Plan Administrator may in its sole discretion provide that the Company shall make a pro rata allocation of the Shares available for purchase on such Commencement Date or Purchase Date, as applicable, in as uniform a manner as shall be practicable and as it shall determine in its sole discretion to be equitable among all Participants on such Purchase Date. If such event occurs at the beginning of a Contribution Period, the Company shall appropriately reduce the payroll deductions to be made pursuant to the Participants’ authorizations for that Contribution Period, and the Company shall give notice of such reduction to each Participant affected thereby. If such event occurs at the end of a Contribution Period, the Company shall refund to each affected Participant any Contributions made for that Contribution Period that cannot be used to purchase Shares.

12. Adjustments Upon Changes in Capitalization.

(a) Adjustments. Subject to any required action by the shareholders of HSNi, and subject to Section 13, upon (or, as may be necessary to effect the adjustment, immediately prior to) a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock (including any such change in the number of Shares effected in connection with a change in domicile of HSNi), a merger, consolidation or reorganization or any spin-off, split-up, or similar extraordinary dividend distribution in respect of the Common Stock, or an exchange of Common Stock or other securities of HSNi, or any similar, unusual or extraordinary corporate transaction in respect of the Common Stock, the Committee shall equitably and proportionately adjust (i) the number of Shares constituting the Reserves, as well as the maximum number of Shares that may be purchased by a Participant in a calendar year pursuant to Section 3(b)(ii); (ii) the maximum number of Shares set forth in Section 11; (iii) the price per Share covered by each Option that has not yet been exercised; and/or (iv) the securities, cash or other property deliverable upon exercise or payment of any outstanding Options, in each case to the extent necessary to preserve (but not increase) the level of incentives intended by the Plan and the then-outstanding Options and otherwise to account for the effects of the transaction. The Committee’s determination with respect to the adjustment shall be final, binding and conclusive. Except as expressly provided herein, no issue by HSNi of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares reserved hereunder or subject to an Option hereunder.

(b) Compliance with Applicable Laws. It is intended that, if possible, any adjustments contemplated by the preceding paragraph be made in a manner that satisfies Applicable Laws (including, without limitation and as applicable in the circumstances, Code sections 424 and 409A) and accounting requirements (so as to not trigger any charge to earnings with respect to such adjustment).

(c) Authority of Committee. Without limiting the generality of Section 14, any good faith determination by the Committee as to whether an adjustment is required in the circumstances pursuant to this Section 12, and the extent and nature of any such adjustment, shall be conclusive and binding on all persons.

13. Effect of Sale, Merger or Liquidation. If either (a) HSNi or its shareholders enter into an agreement to dispose of all or substantially all of the assets or outstanding capital stock of HSNi by means of a sale, merger or reorganization in which HSNi will not be the surviving corporation (other than a reorganization effected primarily to change the state in which HSNi is incorporated, a merger or consolidation with a wholly-owned Subsidiary that is a corporation (or is treated as one under the Code), or any other transaction in which there is no substantial change in the shareholders of HSNi or their relative stock holdings, regardless of whether HSNi is the surviving corporation) or (b) HSNi is liquidated, then the Contribution Period in progress at the time of such transaction or liquidation shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date the Contribution Period then in progress will terminate. The New Purchase Date shall be on or before the date of consummation of such transaction or liquidation, and the Plan Administrator shall notify each Participant in writing, at least 10 Business Days before the New Purchase Date, that the Purchase Date for his or her Option has been changed to the New Purchase Date and that his or her Option will be exercised automatically on the New Purchase Date, unless before such date, the Participant has withdrawn from the Plan for that Contribution Period as provided in Section 10.

14. Administration. The Plan Administrator shall supervise and administer the Plan and shall have full power to adopt, amend and rescind any rules deemed desirable and appropriate for the administration of the Plan and not inconsistent with the Plan, to construe and interpret the Plan, and to make all other determinations necessary or advisable for the administration of the Plan. The Plan Administrator may delegate ministerial duties to such of the Company’s other employees, outside entities and outside professionals as the Plan Administrator so determines.

15. Death of Participant. If Participant dies, the Company shall deliver any Shares and cash in the Participant’s Account to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such Shares and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

16. Transferability. Neither Contributions credited to a Participant’s Account nor any rights with regard to the exercise of an Option may be assigned, transferred, pledged or otherwise disposed of in any way (other than as provided in Section 15) by the Participant or any person entitled to the Account balance or such rights under Section 15. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such act as an election to withdraw the Account balance in accordance with Section 10. Furthermore, no balance in a Participant’s Account or Shares that have not been delivered shall be subject to any debts, contracts, liabilities, engagements or torts of the Participant or any person entitled to the Account balance or such Shares under Section 15.

17. Use of Funds. All Contributions received or held by the Company under the Plan may be used by the Company for any corporate purpose; and the Company shall not be obligated to segregate such Contributions. The Plan is unfunded and shall not create nor be construed to create a trust or separate fund of any kind or a fiduciary relationship among the Company, the Board, the Committee, the Plan Administrator and any Participant. To the extent a Participant acquires a right to receive payment from the Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

18. Reports. Account statements will be made available (at times directed by the Plan Administrator) to participating Employees by the Company and/or the ESPP Broker. For each Contribution Period, those statements will set forth the amounts of Contributions, the per Share Purchase Price, the number of Shares purchased, the remaining Account balance, if any, and the balance of any ESPP Broker account.

19. Amendment or Termination of Plan.

(a) General Authority of Committee. The Committee may at any time terminate the Plan, or may from time to time amend the Plan in any manner it deems necessary or advisable; provided, however, that no such action shall adversely affect any Options then outstanding under the Plan unless such action is required to comply with Applicable Laws; and provided, further, that no such action of the Board shall be effective without the approval of HSNi’s shareholders if such approval is required by Applicable Laws. Upon the termination of the Plan, any balance in a Participant’s Account shall be refunded to him or her as soon as practicable thereafter, unless the Committee terminates the Plan on a Purchase Date or by the Committee’s setting a New Purchase Date with respect to a Contribution Period then in progress.

(b) Administrative Amendments and Similar Actions. Without shareholder approval and without regard to whether any Participant rights may be considered to have been adversely affected, the Committee shall be entitled to change the Contribution Periods, limit the frequency and/or number of changes in the amount deducted during a Contribution Period, establish the exchange ratio applicable to amounts deducted in a currency other than United States dollars, permit payroll deductions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed payroll deduction elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with amounts deducted from the Participant’s Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion to be advisable and consistent with the Plan.

(c) Exhaustion of Reserves. The Plan shall automatically terminate on the date when all of the Shares that were reserved under Section 11 for issuance under this Plan have been purchased by Participants under the Plan.

20. International Participants and Employees of Non-corporate Subsidiaries.

(a) Adoption of Special Provisions by Certain Subsidiaries. The Committee shall have the power and authority to allow any of HSNi’s Subsidiaries other than Designated Subsidiaries to adopt and join in one of the following portions of this Plan that is not intended to comply with Code section 423, as described in Section 1(c):

(i)	A portion for employees of any such Subsidiary who are generally not subject to income taxation by the United States (the “Non-U.S. Portion”), or

(ii)	A portion for employees who are employed by any non-corporate Subsidiary that is not eligible to be a Designated Subsidiary because it is described in clause (ii) of the definition of Subsidiary (the “Non-corporate Portion”).

(b) Terms and Conditions for Any Non-U.S. Portion of the Plan. If the Committee allows any Subsidiary other than a Designated Subsidiary to adopt the Non-U.S. Portion of the Plan, the Committee may allow certain employees of such Subsidiaries who work or reside outside of the United States an opportunity to acquire Shares in accordance with such special terms and conditions as the Committee may adopt from time to time, which terms and conditions may modify the terms and conditions set forth elsewhere in this Plan, with respect to such employees, to the extent permitted under the following paragraph (d). Without limiting the authority of the Committee, the special terms and conditions that may be adopted with respect to any foreign country need not be the same for all foreign countries; and may include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to Accounts held for the benefit of such employees who elect to participate, the purchase price of any Shares to be acquired, the length of any Contribution Period, the maximum amount of contributions, credits or Shares that may be acquired by any such participating employees, and a participating employee’s rights in the event of his or her death, disability, withdrawal from participation in the purchase of Shares under the Non-U.S. Portion of the Plan, or termination of employment.

(c) Terms and Conditions for Any Non-corporate Portion of the Plan. If the Committee allows any non-corporate Subsidiary to adopt the Non-corporate Portion of the Plan, the Committee may allow certain employees of such Subsidiaries an opportunity to acquire Shares in accordance with such special terms and conditions as the Committee may adopt from time to time, which terms and conditions may modify the terms and conditions set forth elsewhere in this Plan, with respect to such employees, to the extent permitted under the following paragraph (d). Without limiting the authority of the Committee, the special terms and conditions that may be adopted with respect to any non-corporate Subsidiary need not be the same for all non-corporate Subsidiaries; and may include but are not limited to the right to participate, procedures for elections to participate, the payment of any interest with respect to amounts received from or credited to Accounts held for the benefit of such employees who elect to participate, the purchase price of any Shares to be acquired, the length of any Contribution Period, the maximum amount of contributions, credits or Shares that may be acquired by any such participating employees, and a participating employee’s rights in the event of his or her death, disability, withdrawal from participation in the purchase of Shares under the Non-corporate Portion of the Plan, or termination of employment.

(d) Compliance with Applicable Laws; Effect of Code Section 409A. Any purchases of Common Stock made pursuant to the provisions of this Section 20 shall not be subject to the requirements of Code section 423, but shall be made pursuant to any other Applicable Laws; provided, however, the granting of any Options under this Section 20 shall be completed and administered only in a manner that is intended to either (i) comply with Code section 409A, or (ii) be exempt from taxation imposed by Code section 409A(a)(1)(A) or (B), so as to prevent any such taxation being imposed on participants receiving any such grant. For example, Options granted under this Section 20 may either:

(i)	comply with Code section 409A by either specifying exercise prices that are not less than the fair market value of the Common Stock at the date of grant, or specifying Purchase Dates that are fixed dates or made contingent upon the occurrence of certain earlier or later payment events permitted under Code section 409A, in either case when the Options are granted; or

(ii)	be exempt from Code section 409A if granted under the Non-U.S. Portion of the Plan to certain non-resident alien individuals employed by Subsidiaries that are not Designated Subsidiaries and operate outside the United States, to the extent the latter type of grant is treated under section 1.409A-1(b)(8) of the Treasury Regulations as not providing deferred compensation for such individuals.

21. Notices. All notices or other communications by a Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

22. Term of Plan; Effective Date. The Plan shall become effective upon approval by HSNi’s shareholders and adoption by HSNi. It shall continue in effect until all of the Reserves are exhausted or such earlier time as the Plan is terminated pursuant to Section 19.

23. Governing Law. Except as otherwise explicitly stated in this Plan, the validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of Florida and applicable United States federal laws.

24. Severability. If any provision of the Plan is or becomes invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan under any law, such provision shall be construed or deemed amended to conform to Applicable Laws; or if it cannot be so construed or deemed amended without materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

25. No Rights as an Employee. Nothing in the Plan shall be construed to give any individual (including an Employee or Participant) the right to remain in the employ of HSNi or any Subsidiary, nor to affect the right of HSNi or any Subsidiary to terminate the employment of any individual (including the Employee or Participant) at any time with or without cause. Nothing in this Plan shall confer on any person any legal or equitable right against HSNi or any Subsidiary, or give rise to any cause of action at law or in equity against HSNi or any Subsidiary. Neither the Options granted, any Shares purchased hereunder nor any other benefits conferred hereby, including the right to purchase Common Stock at a discount, shall form any part of the wages or salary of any eligible Employee for purposes of any severance pay or termination damages, irrespective of the reason for termination of employment. Under no circumstances shall any individual ceasing to be an Employee be entitled to any compensation for any loss of any right or benefit under this Plan that such Employee might otherwise have enjoyed, but for ceasing to be an Employee, whether such compensation is claimed by way of damages for wrongful or unfair dismissal, breach of contract or otherwise.

26. Taxes. Participants are responsible for the payment of all income taxes, employment, social insurance, welfare and other taxes under Applicable Laws relating to any amounts deemed under the laws of the country of their residency or of the organization of the Subsidiary employing such Participant to constitute income arising out of the Plan, the purchase and sale of Shares pursuant to the Plan and the distribution of Shares or cash to the Participant in accordance with this Plan. Each Participant hereby authorizes HSNi or any Designated Subsidiary that pays Compensation to the Participant to make appropriate tax withholding deductions from that Compensation with respect to any Contributions authorized by the Participant, which deductions shall be in addition to any payroll deductions made as Contributions pursuant to Section 6, and to pay such withheld taxes to the appropriate tax authorities in the relevant country or countries in order to satisfy any of the above tax liabilities of the Participant under Applicable Laws.

27. Acceptance of Terms. By participating in the Plan, each Participant shall be deemed to have accepted all the conditions of the Plan and the terms and conditions of any rules and regulations adopted by the Committee or the Plan Administrator; and shall be fully bound thereby.

Approved by the Compensation and Human Resources Committee and Board of Directors of HSN, Inc. on February 24, 2010.